October 27, 2011

Dear Member:

For the third quarter of 2011, FHLB Des Moines reported a GAAP net loss of $0.6 million. That compares to a GAAP net profit of $19.1 million for the second quarter of 2011.

The quarter-over-quarter decline in profitability is attributable to losses the Bank recorded on “caps” that it purchased to protect, or insure, its balance sheet against rising interest rates. The drop in long-term interest rates during the third quarter -- which was a result of the Federal Reserve's monetary policy actions and European debt crisis -- caused this insurance to lose value. If interest rates increase, the caps, which have an average maturity of four years, will gain in value and a portion of the third quarter losses will be reversed, depending on the magnitude of the movement in interest rates.

While the Bank reported a GAAP loss for the quarter, on an adjusted basis (i.e., excluding volatile or unusual items and the impact of certain accounting rules) the Bank's earnings were stable. In the third quarter of 2011, the Bank's adjusted earnings were $44.2 million compared to $30.6 million in the second quarter of 2011.

The Bank's dividend does not depend solely on GAAP earnings. In addition to GAAP earnings, our Board also looks at adjusted earnings, projected earnings, and the level of retained earnings before determining and declaring a dividend. Our Board is expected to announce the third quarter dividend on or about November 10.

For more details on the Bank's third quarter and year-to-date 2011 GAAP results and comparison to comparable periods in 2010, I encourage you to read the Bank's third quarter earnings release, which was issued today, and the third quarter 10-Q that will be filed with the SEC on or about November 10. You might also want to register for the Bank's Member Relations Conference Call scheduled for November 16.

FHLB Des Moines remains financially strong and will continue to provide its members stable, reliable, and attractively priced access to liquidity and funding through advances, letters of credit, and mortgage purchases.

Sincerely,

/s/ Michael L. Wilson

Michael L. Wilson
EVP and Chief Business Officer